Exhibit 107.1 Calculation of Filing Fee Table Form S-8 (Form Type) Insight Enterprises, Inc. (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered Securities Security Type Security Class Title Fee Calculation Rule Amount Registered Proposed Maximum Offering Price Per Share Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Equity Common stock, par value $0.01 Other(1) 1,750,000(2)(3) $123.84(4) $216,720,000(4) $110.20 per $1,000,000 $23,882.54 Total Offering Amounts $216,720,000 $23,882.54 Total Fee Offsets — Net Fee Due $23,882.54 (1) Rules 457(c) and 457(h). (2) Represents shares of the registrant’s common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance under the Insight Enterprises, Inc. 2023 Employee Stock Purchase Plan (the “Plan”). (3) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that may become issuable under the Plan in the event of certain changes in the outstanding shares of Common Stock, including recapitalization, reclassification, stock dividends, stock splits, reverse stock splits or other distribution with respect to shares of Common Stock, or other similar transactions. (4) Estimated solely for the purpose of determining the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, on the basis of the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on May 15, 2023, which is a date within five business days prior to filing.